  Filed Pursuant to Rule 424(b)(3)
 Registration No. 333-257576
Supplement No. 1 to Prospectus Supplement Dated September 1, 2021
Dated: September 1, 2023
STATE OF ISRAEL
SAVINGS BONDS (NINTH SERIES)
Effective as of September 1, 2023, the prospectus supplement dated September 1, 2021 (the “Prospectus Supplement”) is revised as follows:
1.
The description of the Savings Bonds in the second paragraph on the cover page and on page S-6 under the section “The Offering” of the Prospectus Supplement is revised to add:

“•
eShalom Savings Bonds: 1-Year eShalom Savings Bonds and 2-Year eShalom Savings Bonds.”

2.
The description of the Savings Bonds in the fourth paragraph on the cover page and on page S-1 and on page S-6 under the “Denominations” section of the Prospectus Supplement each of which currently states the following regarding Shalom Savings Bonds:

“You may buy each Shalom Savings Bond in a minimum denomination of $36 and integral multiples of $1 in excess of $36. The maximum amount of Shalom Savings Bonds that may be purchased by any person on any Issue Date is $1,000,000. Shalom Savings Bonds can only be issued to a permitted holder (as discussed in more detail under “Description of the Bonds - Limitation on Purchases”).”
is each revised to read as follows:
“You may buy each Shalom Savings Bond in a minimum denomination of $100 and integral multiples of $1 in excess of $100. You may buy each eShalom Savings Bond in a minimum denomination of $36 and integral multiples of $1 in excess of $36. The maximum amount of Shalom Savings Bonds and eShalom Savings Bonds that may be purchased by any person on any Issue Date is $5,000,000. The purchase of eShalom Savings Bonds is only available through the website of Development Corporation for Israel (http://www.israelbonds.com). Shalom Savings Bonds and eShalom Savings Bonds can only be issued to a permitted holder (as discussed in more detail under “Description of the Bonds - Limitation on Purchases”).”
In addition, the last sentence of such paragraphs is revised to read as follows:
“We may specify a lower multiple in excess of the minimum denomination for each of Savings Bonds, Sabra Savings Bonds, Mazel Tov Savings Bonds, eMazel Tov Savings Bonds, Shalom Savings Bonds and eShalom Savings Bond in the relevant rate sheet for an issue of bonds.”
3.
The second sentence of the description of the Savings Bonds on page S-1 under the section “Issue Dates” of the Prospectus Supplement is revised to read as follows:

“Mazel Tov Savings Bonds, eMazel Tov Savings Bonds, Shalom Savings Bonds and eShalom Savings Bonds will be issued on the 1st of each month.”
4.
The description of the Savings Bonds on page S-1 under the section “Limitations” of the Prospectus Supplement is revised to read as follows:

“Purchases of eMazel Tov Savings Bonds and eShalom Savings Bonds are only available through the website of Development Corporation for Israel (http://www.israelbonds.com).”
5.
The descriptions of the Savings Bonds on page S-1 in the last sentence of the section “Book-Entry Bonds” and the fourth sentence of the description of the Savings Bonds on page S-10 under the section “Bond Certificate” of the Prospectus Supplement are revised to read as follows:

“(Certificates will not be issuable for eMazel Tov Savings Bonds and eShalom Savings Bonds.)”

6.
The descriptions of the Savings Bonds on page S-5 in the first sentence of the second paragraph under the “Issue Dates and Sales Periods” section and on page S-7 in the first sentence under the “Issue Dates and Sales Periods” of the Prospectus Supplement are revised to read as follows:

“Mazel Tov Savings Bonds, eMazel Tov Savings Bonds, Shalom Savings Bonds and eShalom Savings Bonds will be issued on the 1st of each month (the “Issue Date” for such bonds).”
7.
The description of the Savings Bonds on page S-7 in the second and third paragraphs of the section “Limitation on Purchases” of the Prospectus Supplement is revised to read as follows:

“The purchase of Shalom Savings Bonds and eShalom Savings Bonds is permitted only if the Shalom Savings Bonds or eShalom Savings Bonds purchased are issued to a permitted holder. Permitted holders of Shalom Savings Bonds and eShalom Savings Bonds are limited to any religious, charitable, literary, scientific or educational organization, contributions to which are, at the time of the transfer, deductible for income and similar tax purposes under the U.S. Internal Revenue Code of 1986, as amended (or are accorded similar treatment under the laws of the country in which the transferee is located) provided that the purchase of the Shalom Savings Bonds or eShalom Savings Bonds to be issued to such entity is without any compensation to the purchaser. For the avoidance of doubt, no governmental entities (sovereign, state or local), no individuals and no individual or personal trusts qualify as permitted holders of Shalom Savings Bonds or eShalom Savings Bonds.
The State of Israel has the right to decline to issue Shalom Savings Bonds and eShalom Savings Bonds to an entity that the State of Israel does not deem to be a permitted holder.”
8.
The “Purchase of Shalom Savings Bonds” section on page S-20 of the Prospectus Supplement is revised to read as follows:

“Purchase of Shalom Savings Bonds and eShalom Savings Bonds.   A purchaser of Shalom Savings Bonds and eShalom Savings Bonds that are issued to a permitted holder may be entitled to a deduction for U.S. federal income tax purposes equal to the purchase price of the bond. However, the ability to take a charitable deduction for U.S. federal income tax purposes is subject to various limitations and conditions, and is subject to periodic changes in law. A purchaser of Shalom Savings Bonds and eShalom Savings Bonds intending to take a charitable deduction will need to request documentation required for any such deduction from the permitted holder of the bonds. Prospective purchasers should consult their tax advisors regarding the U.S. federal income tax consequences of the purchase of Shalom Savings Bonds and eShalom Savings Bonds to be issued to a permitted holder.”